Exhibit 11

                                LOGILITY, INC.
            Statement re:  Computation of Per Share Earnings (Loss)
                   (in thousands, except per share amounts)


                                                 Three Months Ended                              Nine Months Ended
                                                     January 31,                                    January 31,
                                          --------------------------------               ---------------------------------
                                            1998                    1997                   1998                     1997
                                          --------                --------               --------                ---------
Common Stock:
   Weighted average common                 13,798                  11,300                 12,697                  11,300
     shares outstanding

Dilutive effect of outstanding
   stock options                                7                       -                      7                        -
                                          --------                --------               --------                ---------

       Total                               13,805                  11,300                 12,704                   11,300
                                          --------                --------               --------                ---------


Net earnings (loss)                       $   471                 $   464                $ 1,656                 $(1,577)
                                          ========                ========               ========                ========

Earnings (loss) per common
   and common equivalent share            $  0.03                 $  0.04                $  0.13                 $ (0.14)
                                          ========                ========               ========                ========



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